RPC, Inc.

Exhibit 10.16

Summary of “At-Will” Compensation Arrangements with Executive Officers

As of February 28, 2008

The following summarizes the current compensation and benefits received by the Chief Executive Officer and Chief Financial Officer of RPC, Inc. (“the Company”) and the Company’s other most highly compensated executive officers (the “Named Executive Officers”) as of February 28, 2008. Compensation paid with respect to fiscal 2007 will be described in the Company’s 2008 Proxy Statement.

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The 2008 annual base salaries for the Company’s Named Executive Officers as of February 28, 2008 are as follows:

R. Randall Rollins, Chairman of the Board	$600,000
Richard A. Hubbell, President and Chief Executive Officer	$700,000
Linda H. Graham Vice President and Secretary	$165,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$250,000

Bonuses

All of the Named Executive Officers are eligible for annual cash bonuses under the Company’s Performance-Based Incentive Cash Compensation Plan (the “Plan”).

Bonuses were paid in the first quarter of 2008 for the year ended December 31, 2007 for all of the executive officers in accordance with the terms of the Plan as follows:

R. Randall Rollins, Chairman of the Board	$750,000
Richard A. Hubbell, President and Chief Executive Officer	$900,000
Linda H. Graham Vice President and Secretary	$ 97,500
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$260,000

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Supplemental Retirement Plan

Salary and Bonus Deferrals

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”).

The Plan allows participants to defer up to 50% of base salary and up to 100% of annual bonus, subject to other terms and conditions set forth in the Plan.

Company Contributions

The Company makes certain “Enhanced Benefit Contributions” under the Plan on behalf of certain Participants of long service to the Company who were 40 - 65 years of age or older on December 31, 2002. The Company makes the “Enhanced Benefit Contributions” (as disclosed in the Company’s last filed annual proxy statement) in lieu of the benefits that previously accrued under the RPC, Inc. Retirement Income Plan. Additional benefits ceased to accrue under the RPC, Inc. Retirement Income Plan effective March 31, 2002. Enhanced Benefit Contributions are discretionary and may be made annually, for a maximum of seven years, subject to the Participant’s continued employment with the Company.

Automobile Usage

The Company provides an automobile or an automobile allowance to Messrs. Hubbell and Palmer.

Other Benefits

The Named Executive Officers are eligible to participate in the Company’s regular employee benefit programs, including the 401(k) plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans. All of the Named Executives are eligible for the Retirement Income Plan that was frozen in March 2002. See Supplemental Retirement Plan above for further discussion.

All of the Named Executive Officers are also executive officers of Marine Products Corporation (“MPC”) and receive compensation from that company. Disclosure regarding such compensation can be found in MPC’s filings with the Securities and Exchange Commission.